FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and effective the 1st day of April 2007, by Ross Stores, Inc. (the “Company”) and Barbara Rentler (the “Executive”). The Executive and the Company previously entered into an Employment Agreement (the “Agreement”) effective January 1, 2007 (attached hereto) and it is now the intention of the Executive and the Company to amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this First Amendment.

I.	The Executive and the Company hereby amend the Agreement by adding the following new Paragraph 8(a)(v):

8(a)(v). Other Equity Awards. Except as set forth in Sections 8(a)(iii) and 8(a)(iv), performance share awards and all other equity awards granted to the Executive by the Company which remain outstanding immediately prior to the date of termination of the Executive’s employment, as provided in Section 7(b), shall vest and be settled in accordance with their terms.

II.	The Executive and the Company further amend the Agreement by deleting the third sentence in Paragraph 8(b) in its entirety and replacing it with the following sentence:

8(b). Any stock options granted to the Executive by the Company shall continue to vest only through the date on which the Executive’s employment terminates, and unless otherwise provided by their terms, any restricted stock, performance share awards or other equity awards that were granted to the Executive by the Company that remain unvested as of the date on which the Executive’s employment terminates shall automatically be forfeited and the Executive shall have no further rights with respect to such awards.

III.	The Executive and the Company further amend the Agreement by adding the following new Paragraph 8(c)(iv):

8(c)(iv). Other Equity Awards. Except as set forth in Sections 8(c)(ii) and 8(c)(iii), performance share awards and all other equity awards granted to the Executive by the Company which remain outstanding immediately prior to the date of termination of the Executive’s employment, as provided in Section 7(b), shall vest and be settled in accordance with their terms.

IV.	The Executive and the Company further amend the Agreement by adding the following sentence as the final sentence in Paragraph 8(d)(i)(1):

8(d)(i)(1). Except as set forth in this Section 8(d)(i)(1) or Section 8(d)(i)(2) below, the treatment of stock options, performance share awards and all other equity awards granted to the Executive by the Company which remain outstanding immediately prior to the date of such Change in Control shall be determined in accordance with their terms.

V.	The Executive and the Company further amend the Agreement by deleting Paragraph 8(d)(i)(2)(c) and replacing it with the following new Paragraph 8(d)(i)(2)(c):

8(d)(i)(2)(c). Health Care Coverage. The Executive shall be entitled to the continuation of the Executive’s health care coverage under the Company’s employee benefit plans (including medical, dental, vision and mental coverage) which the Executive had at the time of the termination of employment (including coverage for the Executive’s dependents to the extent such dependents were covered immediately prior to such termination of employment) at the Company’s expense for the greater of (i) the remainder of the Term of Employment then in effect or (ii) a period of two (2) years commencing on the date of the Executive’s termination of employment. Such health care continuation rights will be in addition to any rights the Executive may have under ERISA Sections 600 and thereafter and Section 4980B of the Internal Revenue Code (“COBRA coverage”).

VI.	The Executive and the Company further amend the Agreement by deleting Paragraph 8(d)(i)(2)(d) and replacing it with the following new Paragraph 8(d)(i)(2)(d):

8(d)(i)(2)(d). Estate Planning. The Executive shall be entitled to reimbursement of the Executive’s estate planning expenses (including attorneys’ fees) on the same basis, if any, as to which the Executive was entitled to such reimbursements immediately prior to such termination of employment for the greater of (i) the remainder of the Term of Employment then in effect or (ii) a period of two (2) years commencing on the date of termination of employment.

VII.	The Executive and the Company further amend the Agreement by moving the current Paragraph 9(b)(ii) to a new Paragraph 9(b)(iii) and adding the following new Paragraph 9(b)(ii):

9(b)(ii). The foregoing restrictions in Section 9(b)(i) shall have no force or effect in the event that: (i) the Executive’s employment with the Company is terminated either by the Company pursuant to Section 6(d)[Without Cause] or by the Executive pursuant to Section 6(e) [Termination by the Executive for Good Reason]; or (ii) the Company fails to approve or grant an extension of this Agreement in accordance with Section 1 hereof.

VIII.	The Executive and the Company further amend the Agreement by deleting the second sentence in Paragraph 16 in its entirety and replacing it with the following sentence:

16. However, any amounts due the Executive under Sections 8(a)(i); 8(a)(ii); 8(d)(i)(2)(a),(b),(c) or (d); and/or any additional salary provided under Section 8(d)(i)(1) of this Agreement shall be offset by any cash remuneration, health care coverage and/or estate planning reimbursements attributable to any subsequent employment that the Executive may obtain during the period of payment of compensation under this Agreement following the termination of the Executive’s employment with the Company.

Except for the amendments, as set forth above, the Agreement and all of its terms remain in force and in effect.

ROSS STORES, INC.	EXECUTIVE
/s/ Michael Balmuth	/s/ Barbara Rentler
Name	Name
Michael Balmuth
Vice Chairman, President
and Chief Operating Officer